Exhibit 99.1
JELD-WEN Reports Third Quarter 2025 Results, Announces Workforce Reductions and Significant Strategic Actions
November 3, 2025
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and nine months ended September 27, 2025. Comparability is to the same period in the prior year.
Third Quarter Highlights
•Net revenues of $809.5 million decreased (13.4%) in the third quarter driven by a decrease in Core Revenues of (10%) combined with a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 2%. The decline in Core Revenues was driven by a (11%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
•Net loss from continuing operations was ($367.6) million or ($4.30) per share, compared to net loss from continuing operations of ($73.0) million, or ($0.86) per share, during the same quarter a year ago. Operating loss margin was (25.0%) and (5.6%) for the quarters ended September 27, 2025 and September 28, 2024, respectively. Net loss from continuing ops includes $196.9m non-cash goodwill impairment and $122.3m tax special items.
•Adjusted EBITDA from continuing operations was $44.4 million, a decrease of ($37.2) million compared to $81.6 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 5.5%, a decrease of (320) basis points in the third quarter due to unfavorable volume/mix and price/cost, partially offset by favorable productivity and lower SG&A expense.
"Third-quarter results fell short of our expectations due to persistent market headwinds and price-cost pressures," said Chief Executive Officer William J. Christensen. "Actions are underway to confront market realities head-on and strengthen our foundation for long-term value creation. We are focused on accelerating operational improvements, while rebalancing our North American and Corporate workforce by approximately 11% in the near-term to create runway for future growth. As we look ahead, we are initiating a strategic review of our European segment to ensure we are best positioned for long-term success. Despite marketplace challenges and slower-than-anticipated macro recovery, we remain focused on strengthening performance, serving our customers and building a more resilient foundation for the future."
Third Quarter 2025 Results
Net revenues for the three months ended September 27, 2025, were $809.5 million, a decrease of ($125.2) million, or (13.4%), compared to $934.7 million for the same period last year. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (10%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 2%. The decline in Core Revenues was driven by a (11%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
Net loss from continuing operations was ($367.6) million in the third quarter, similar to a net loss from continuing operations of ($73.0) million in the same period last year. Adjusted Net Loss from continuing operations for the third quarter was ($17.3) million, a decrease of ($44.8) million compared to Adjusted Net Income from continuing operations of $27.6 million in the same period last year.
Net loss per share from continuing operations for the third quarter was ($4.30), compared to a net loss from continuing operations per share of ($0.86) in the same quarter last year. Adjusted EPS from continuing operations for the third quarter was ($0.20) compared to $0.32 in the same quarter last year. Adjusted EPS from continuing operations for the quarter ended September 27, 2025, excludes net after-tax charges of $350.3 million, or $4.10 per diluted share, associated mainly with the non-cash goodwill impairment charge in the North America and Europe segments, a valuation expense recorded against our U.S. tax attributes, and costs to execute on the Company's transformation journey. Adjusted EPS from continuing operations for the quarter ended September 28, 2024, excludes net after-tax charges of $100.5 million or $1.17 per diluted share.
Adjusted EBITDA from continuing operations was $44.4 million, a decline of ($37.2) million compared to $81.6 million during the same quarter last year. While we continue to drive significant improvements from our transformation activities, these benefits were more than offset by the impact of lower sales and negative price/cost. Adjusted EBITDA Margin from continuing operations was 5.5%, a decrease of (320) basis points in the third quarter due to unfavorable volume/mix and negative price/cost, partially offset by favorable productivity and lower SG&A.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the third quarter of 2025, compared to the same period last year:
•North America - Net revenues were $546.1 million, a decline of ($131.8) million, or (19.4%), driven by a decrease in Core Revenues of (13%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (7%). The decrease in Core revenues was driven by a (13%) decline in volume/mix due to weakened market demand. Net loss from continuing operations was ($181.3) million, a decline of ($217.0) million year-over-year. Adjusted EBITDA from continuing operations was $37.7 million, a decline of ($37.1) million primarily due to unfavorable volume/mix and negative price/cost, partially offset by improved productivity and lower SG&A.
•Europe - Net revenues were $263.3 million, an increase of $6.6 million, or 2.6%, driven by a favorable foreign exchange impact of 6%, partially offset by a decrease in Core Revenues of (4%). Core Revenues decreased primarily due to unfavorable volume/mix of (6%) primarily due to market softness across the region, partially offset by a 2% benefit from price realization. Net loss from continuing operations was ($153.4) million, a decline of ($86.7) million year-over-year. Adjusted EBITDA from continuing operations was $16.0 million, a decline of ($0.2) million primarily due to unfavorable volume/mix, partially offset by improved productivity.
Cash Flow
Net cash used in operating activities was ($37.7) million in the nine months ended September 27, 2025, compared to cash provided by operating activities of $78.0 million in the nine months ended September 28, 2024. The change in cash used in operating activities was primarily due to the decrease in earnings of ($458.6) million, inclusive of ($334.6) million in non-cash goodwill impairment charges related to our North America and Europe reporting units in the current year, $129.2 million attributable to a valuation expense recorded against our U.S. tax attributes during 2025, and a $70.7 million increase in net cash used in our working capital accounts. The impact of accounts receivable, net, was unfavorable by ($57.8) million for the nine months ended September 27, 2025, compared to the same period in 2024, primarily driven by a slower pace of declining sales and accounts receivable relative to the prior year. Accounts payable had an unfavorable impact of ($23.4) million, mainly due to reduced inventory purchases in North America and lower professional expense payables related to a transformation consultant. Inventory contributed a favorable impact of $10.5 million, primarily reflecting decreased material purchases in North America.
Capital expenditures in the nine months ended September 27, 2025, decreased by $14.1 million to $103.9 million, down from $118.0 million in the nine months ended September 28, 2024. Free Cash Flow used in the nine months ended September 27, 2025, was ($141.6) million, compared to Free Cash Flow used in the nine months ended September 28, 2024, of ($40.0) million. This does not include the impact of the court-ordered divestiture of our Towanda facility proceeds of $110.7 million, which was completed in the first quarter of the current year.
Workforce and Portfolio Actions
As part of our ongoing efforts to align our cost structure and improve operational efficiency, the Company plans to reduce its North America and Corporate workforce by approximately 850 positions, representing roughly 11% of our North American and Corporate teams, by year end 2025. In addition, we have initiated a strategic review of our European segment and continue to simplify our portfolio to better serve customers and operate more cost effectively. These are incredibly difficult decisions, and we deeply appreciate the dedication and contributions of all of our colleagues. However, given the significant macroeconomic headwinds, these actions are necessary to ensure the long-term health of the business and will strengthen the Company’s competitive position going forward.
Updated Full Year 2025 Guidance
JELD-WEN is lowering its 2025 revenue guidance to $3.1 to $3.2 billion, which reflects a year-over-year decline in Core Revenues of approximately (10%) to (13%) compared to 2024. Additionally, the Company expects its Adjusted EBITDA to be in the range of $105 to $120 million, reflecting continued pressure from a competitive pricing and volume environment.

	Revenue	Adjusted EBITDA	Core Revenue Decline
August 2025 Guidance	$3.2 to $3.4 billion	$170 to $200 million	Down (4%) to (9%)
Updated 2025 Guidance	$3.1 to $3.2 billion	$105 to $120 million	Down (10%) to (13%)
With the revenue and EBITDA guidance, the Company now expects operating cash flow to be an approximate $45 million use of cash including costs associated with the workforce reduction of approximately $10 to $20 million.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Conference Call Information
JELD-WEN management will host a conference call on November 4, 2025, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 6885549. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 16,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q filed in 2025 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.
The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2025 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2025 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenues as net revenues excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS from continuing operations because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges, net; M&A related costs (income); net (gain) loss on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (gain) loss; and other special items. We use Adjusted EBITDA from continuing operations because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net (Loss) Income from continuing operations represents loss from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents loss from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net (Loss) Income from continuing operations as described above.

Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve-month period.
Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	September 27, 2025	September 28, 2024	% Variance
Net revenues	$809.5	$934.7	(13.4)%
Cost of sales	668.6	754.8	(11.4)%
Gross margin	140.9	179.9	(21.7)%
Selling, general and administrative	137.7	143.3	(3.9)%
Goodwill impairment	196.9	63.4	210.3%
Restructuring and asset-related charges, net	8.8	25.5	(65.4)%
Operating loss	(202.5)	(52.4)	286.4%
Interest expense, net	17.4	16.3	6.8%
Loss on extinguishment and refinancing of debt	—	0.5	(100.0)%
Other income, net	(1.1)	(3.5)	(68.3)%
Loss from continuing operations before taxes	(218.9)	(65.7)	233.1%
Income tax expense	148.7	7.3	1,951.4%
Loss from continuing operations, net of tax	(367.6)	(73.0)	403.8%
Loss on sale of discontinued operations, net of tax	—	(1.4)	(100.0)%
Net loss	$(367.6)	$(74.4)	394.1%
Diluted Net loss per share	$(4.30)	$(0.88)
Diluted Shares	85,392,703	84,554,174
Other financial data:
Operating loss margin	(25.0)%	(5.6)%
Adjusted EBITDA from continuing operations(1)	$44.4	$81.6	(45.6)%
Adjusted EBITDA Margin from continuing operations(1)	5.5%	8.7%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Nine Months Ended
	September 27, 2025	September 28, 2024	% Variance
Net revenues	$2,409.2	$2,879.9	(16.3)%
Cost of sales	2,012.8	2,337.4	(13.9)%
Gross margin	396.4	542.5	(26.9)%
Selling, general and administrative	431.0	494.5	(12.9)%
Goodwill impairment	334.6	63.4	427.4%
Restructuring and asset-related charges, net	32.2	60.0	(46.3)%
Operating loss	(401.4)	(75.5)	431.4%
Interest expense, net	48.8	48.6	0.5%
Loss on extinguishment and refinancing of debt	0.2	1.9	(87.6)%
Other income, net	(16.3)	(20.2)	(19.5)%
Loss from continuing operations before taxes	(434.2)	(105.8)	310.4%
Income tax expense	145.9	13.4	989.8%
Loss from continuing operations, net of tax	(580.0)	(119.2)	386.7%
Gain (loss) on sale of discontinued operations, net of tax	0.8	(1.4)	(153.9)%
Net loss	$(579.3)	$(120.6)	380.2%
Diluted Net loss per share from continuing operations	$(6.81)	$(1.40)
Diluted Net income (loss) per share from discontinued operations	0.01	(0.02)
Diluted Net loss per share	$(6.80)	$(1.42)
Diluted shares	85,206,011	85,115,070
Other financial data:
Operating loss margin	(16.7)%	(2.6)%
Adjusted EBITDA from continuing operations(1)	$105.3	$235.2	(55.2)%
Adjusted EBITDA Margin from continuing operations(1)	4.4%	8.2%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 27, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$106.7	$150.3
Restricted cash	1.7	0.7
Accounts receivable, net	442.7	388.4
Inventories	466.9	460.1
Other current assets	80.7	73.4
Assets held for sale	—	126.9
Total current assets	1,098.7	1,199.9
Property and equipment, net	723.1	681.4
Deferred tax assets	16.2	143.3
Goodwill	—	315.2
Intangible assets, net	100.0	102.0
Operating lease assets, net	175.5	126.3
Other assets	58.2	52.1
Total assets	$2,171.8	$2,620.2
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$290.4	$264.9
Accrued payroll and benefits	88.5	89.6
Accrued expenses and other current liabilities	218.6	224.2
Current maturities of long-term debt	27.8	30.9
Liabilities held for sale	—	15.3
Total current liabilities	625.3	625.0
Long-term debt	1,154.9	1,152.4
Unfunded pension liability	26.8	21.6
Operating lease liability	156.2	105.5
Deferred credits and other liabilities	80.5	89.9
Deferred tax liabilities	14.1	5.7
Total liabilities	2,057.8	2,000.1
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,413,805 and 84,653,408 shares issued and outstanding, respectively	0.9	0.8
Additional paid-in capital	780.3	769.1
Accumulated deficit	(599.6)	(20.4)
Accumulated other comprehensive loss	(67.6)	(129.5)
Total shareholders’ equity	113.9	620.1
Total liabilities and shareholders’ equity	$2,171.8	$2,620.2

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended
	September 27, 2025	September 28, 2024
OPERATING ACTIVITIES
Net loss	$(579.3)	$(120.6)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	83.0	97.6
Deferred income taxes	136.6	(9.7)
Net gain on sale of business, property, and equipment	(2.4)	(8.2)
Goodwill impairment	334.6	63.4
Adjustment to carrying value of assets	5.1	18.0
Amortization of deferred financing costs	1.8	1.9
Loss on extinguishment and refinancing of debt	0.2	1.2
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	—	4.3
(Gain) loss on sale of discontinued operations	(1.0)	1.4
Share-based compensation expense	11.9	12.6
Recovery of cost from receipts on impaired notes	—	(1.4)
Other items, net	4.7	(5.2)
Net change in operating assets and liabilities:
Accounts receivable	(37.4)	20.4
Inventories	9.1	(1.4)
Other assets	8.2	(0.8)
Accounts payable and accrued expenses	(4.9)	11.0
Change in short-term and long-term tax liabilities	(8.0)	(6.5)
Net cash (used in) provided by operating activities	(37.7)	78.0
INVESTING ACTIVITIES
Purchases of property and equipment	(90.3)	(109.8)
Proceeds from sale of business, property and equipment	2.8	11.7
Purchase of intangible assets	(13.6)	(8.2)
Proceeds related to the court-ordered divestiture of Towanda	110.7	—
Recovery of cost from receipts on impaired notes	—	1.4
Cash received for notes receivable	—	—
Cash received from insurance proceeds	0.8	1.7
Purchase of securities for deferred compensation plan	(0.7)	(3.1)
Net cash provided by (used in) investing activities	9.6	(106.4)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(21.0)	(25.6)
Common stock issued for exercise of options	—	2.9
Common stock repurchased	—	(24.3)
Payments to tax authorities for employee share-based compensation	(0.7)	(1.2)
Payments related to the sale of JW Australia	(0.8)	(2.0)
Net cash used in financing activities	(22.5)	(50.3)
Effect of foreign currency exchange rates on cash	8.0	(1.2)
Net decrease in cash and cash equivalents	(42.6)	(79.8)
Cash, cash equivalents and restricted cash, beginning	151.0	289.1
Cash, cash equivalents and restricted cash, ending	$108.4	$209.3

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
(amounts in millions)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Loss from continuing operations, net of tax	$(367.6)	$(73.0)	$(580.0)	$(119.2)
Income tax expense	148.7	7.3	145.9	13.4
Depreciation and amortization(1)	28.3	27.9	83.0	97.6
Interest expense, net	17.4	16.3	48.8	48.6
Special items:
Net legal and professional expenses and settlements(2)	5.8	12.3	26.3	49.8
Goodwill impairment(3)	196.9	63.4	334.6	63.4
Restructuring and asset-related charges, net(4)(5)	8.8	25.5	32.2	60.0
M&A related costs(6)	2.4	3.0	1.9	9.2
Net gain on sale of business, property and equipment(7)	—	(5.4)	(2.8)	(8.2)
Loss on extinguishment and refinancing of debt(8)	—	0.5	0.2	1.9
Share-based compensation expense(9)	4.3	2.5	11.9	12.6
Non-cash foreign exchange transaction/translation gain(10)	—	(0.4)	—	(3.1)
Other special items(11)	(0.6)	1.7	3.3	9.1
Adjusted EBITDA from continuing operations	$44.4	$81.6	$105.3	$235.2
(1)Depreciation and amortization expense includes accelerated amortization of $14.1 million in the nine months ended September 28, 2024, in Corporate and unallocated costs for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(2)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $5.3 million and $24.6 million in the three and nine months ended September 27, 2025, respectively, and $12.0 million and $46.6 million in the three and nine months ended September 28, 2024, respectively. For the three and nine months ended September 27, 2025, these expenses primarily relate to project-based consulting fees that directly support the transformation journey that are not expected to recur in the foreseeable future. These projects include the centralization of human resources processes, North America supply chain network optimization strategy, and other projects related to our transformation journey. For the three and nine months ended September 28, 2024, these expenses primarily relate to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through April 2025, for which we incurred $7.0 million and $35.4 million in the three and nine months ended September 28, 2024, respectively. Expenses for this transformation consultant’s engagement, which was extended into 2025, included $2.5 million in the nine months ended September 27, 2025, respectively. Additionally, net legal and professional expenses and settlements include $0.4 million in both the three and nine months ended September 27, 2025, and $0.2 million and $2.8 million in the three and nine months ended September 28, 2024, respectively, relating to litigation of historic legal matters.
(3)Goodwill impairment consists of goodwill impairment charges associated with our North America and Europe reporting units in 2025 and our Europe reporting unit in 2024.
(4)Restructuring and asset-related charges, net represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(5)Product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA from continuing operations.
(6)M&A related costs consist of legal and professional expenses related to the court-ordered divestiture of Towanda and other strategic initiatives.

(7)Net gain on sale of business, property and equipment in the nine months ended September 27, 2025, primarily relates to the court-ordered divestiture of Towanda and the sale of property and equipment in Marion, North Carolina. Net gain on sale of business, property and equipment in the three months ended September 28, 2024, primarily relates to the sale of our business in St. Kitts. Net gain on sale of business, property and equipment in the nine months ended September 28, 2024, primarily relates to the sale of our business in St. Kitts and property in Chile.
(8)Loss on extinguishment and refinancing of debt consists of $0.2 million in the nine months ended September 27, 2025, associated with an amendment of our ABL Facility. Loss on extinguishment and refinancing of debt of $0.5 million in the three months ended September 28, 2024, associated with the redemption of the remaining $200.0 million of our 4.63% Senior Notes. Loss on extinguishment and refinancing of debt of $1.9 million in the nine months ended September 28, 2024, associated with an amendment of our Term Loan Facility and redemption of the remaining $200.0 million of our 4.63% Senior Notes.
(9)Share-based compensation expense represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(10)Non-cash foreign exchange transaction/translation gain is primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.
(11)Other special items not core to ongoing business activity include: in the nine months ended September 28, 2024, a loss of $4.3 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile in our North America segment, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event, and ($1.5) million of cash received on an impaired note in Corporate and unallocated costs.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Loss from continuing operations, net of tax	$(367.6)	$(73.0)	$(580.0)	$(119.2)
Special items:(1)
Net legal and professional expenses and settlements	5.8	12.3	26.3	49.8
Goodwill impairment	196.9	63.4	334.6	63.4
Restructuring and asset-related charges, net	8.8	25.5	32.2	60.0
M&A related costs	2.4	3.0	1.9	9.2
Net gain on sale of business, property and equipment	—	(5.4)	(2.8)	(8.2)
Loss on extinguishment and refinancing of debt	—	0.5	0.2	1.9
Share-based compensation expense	4.3	2.5	11.9	12.6
Non-cash foreign exchange transaction/translation gain	—	(0.4)	—	(3.1)
Accelerated amortization of an ERP system(2)	—	—	—	14.1
Other special items	(0.6)	1.7	3.3	9.1
Tax impact of special items(3)	10.5	(7.4)	—	(31.3)
Tax special items(4)	122.3	4.8	137.7	16.8
Adjusted Net (Loss) Income from continuing operations	$(17.3)	$27.6	$(34.7)	$75.4

Diluted loss per share from continuing operations	$(4.30)	$(0.86)	$(6.81)	$(1.40)
Impact of additional dilutive shares on the reported dilutive (loss) income per share	—	(0.01)	—	0.02
Special items:(1)
Net legal and professional expenses and settlements	0.07	0.14	0.31	0.58
Goodwill impairment	2.31	0.74	3.93	0.73
Restructuring and asset-related charges, net	0.10	0.30	0.38	0.69
M&A related costs	0.03	0.04	0.02	0.11
Net gain on sale of business, property and equipment	—	(0.06)	(0.03)	(0.09)
Loss on extinguishment and refinancing of debt	—	0.01	—	0.02
Share-based compensation expense	0.05	0.03	0.14	0.15
Non-cash foreign exchange transaction/translation gain	—	—	—	(0.04)
Accelerated amortization of an ERP system(2)	—	—	—	0.16
Other special items	(0.01)	0.02	0.04	0.11
Tax impact of special items(3)	0.12	(0.09)	—	(0.36)
Tax special items(4)	1.43	0.06	1.62	0.19
Adjusted Net (Loss) Income per share from continuing operations	$(0.20)	$0.32	$(0.41)	$0.87

Weighted average diluted shares	85,392,703	85,630,545	85,206,011	86,401,875
Less: Effect of dilutive securities	—	1,076,371	—	1,286,805
Weighted average basic shares	85,392,703	84,554,174	85,206,011	85,115,070
Adjusted Net (Loss) Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.

(3)Except for non-deductible goodwill impairments, adjustments to net (loss) income and net (loss) income per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items for the three and nine months ended September 27, 2025, were primarily driven by valuation expense recorded against our U.S. tax attributes of $115.0 million and $129.2 million, respectively. Tax special items for the three and nine months ended September 28, 2024, were primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of $2.4 million and $12.1 million, respectively, and valuation expense recorded against our U.S. tax attributes of $2.6 million and $4.3 million, respectively.

	Three Months Ended September 27, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(181.3)	$(153.4)	$(33.0)	$(367.6)
Income tax expense (benefit)	151.9	0.4	(3.6)	148.7
Depreciation and amortization	17.3	8.5	2.5	28.3
Interest expense, net	0.2	1.0	16.2	17.4
Special items:(1)
Net legal and professional expenses and settlements	1.1	1.5	3.1	5.8
Goodwill impairment	43.5	153.4	—	196.9
Restructuring and asset-related charges, net	3.9	3.9	1.0	8.8
M&A related costs	—	—	2.4	2.4
Share-based compensation expense	0.6	0.7	3.0	4.3
Other special items	0.3	—	(0.9)	(0.6)
Adjusted EBITDA from continuing operations	$37.7	$16.0	$(9.3)	$44.4
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Three Months Ended September 28, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$35.8	$(66.7)	$(42.1)	$(73.0)
Income tax expense (benefit)	6.5	2.6	(1.8)	7.3
Depreciation and amortization	18.1	7.9	1.8	27.9
Interest expense (income), net	0.8	—	15.5	16.3
Special items:(1)
Net legal and professional expenses and settlements	0.6	1.0	10.7	12.3
Goodwill impairment	—	63.4	—	63.4
Restructuring and asset-related charges, net	17.1	7.8	0.6	25.5
M&A related costs	—	—	3.0	3.0
Net (gain) loss on sale of business, property and equipment	(5.3)	—	(0.2)	(5.4)
Loss on extinguishment and refinancing of debt	—	—	0.5	0.5
Share-based compensation expense	0.3	0.3	1.8	2.5
Non-cash foreign exchange transaction/translation loss (gain)	0.1	(0.5)	0.1	(0.4)
Other special items	0.7	0.3	0.7	1.7
Adjusted EBITDA from continuing operations	$74.8	$16.3	$(9.4)	$81.6
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Nine Months Ended September 27, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(333.6)	$(160.8)	$(85.7)	$(580.0)
Income tax expense (benefit)	166.5	6.8	(27.5)	145.9
Depreciation and amortization	51.4	24.3	7.4	83.0
Interest (income) expense, net	(1.0)	2.6	47.2	48.8
Special items:(1)
Net legal and professional expenses and settlements	2.6	4.3	19.4	26.3
Goodwill impairment	181.2	153.4	—	334.6
Restructuring and asset-related charges, net	19.0	11.5	1.7	32.2
M&A related costs	—	—	1.9	1.9
Net gain on sale of business, property and equipment	(2.8)	—	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	2.1	1.7	8.1	11.9
Other special items	2.3	0.1	0.9	3.3
Adjusted EBITDA from continuing operations	$87.9	$43.7	$(26.4)	$105.3
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Nine Months Ended September 28, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$82.8	$(71.7)	$(130.3)	$(119.2)
Income tax expense (benefit)	26.8	15.8	(29.2)	13.4
Depreciation and amortization(1)	55.0	22.9	19.6	97.6
Interest expense, net	2.1	0.9	45.5	48.6
Special items:(2)
Net legal and professional expenses and settlements	2.3	2.4	45.1	49.8
Goodwill impairment	—	63.4	—	63.4
Restructuring and asset-related charges, net	40.2	18.4	1.4	60.0
M&A related costs	—	—	9.2	9.2
Net gain on sale of business, property and equipment	(7.8)	(0.2)	(0.2)	(8.2)
Loss on extinguishment and refinancing of debt	—	—	1.9	1.9
Share-based compensation expense	2.6	1.0	9.0	12.6
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.8)	0.4	(3.1)
Other special items	7.2	1.9	—	9.1
Adjusted EBITDA from continuing operations	$211.6	$51.2	$(27.6)	$235.2
(1)Corporate and unallocated depreciation and amortization expense in the nine months ended September 28, 2024, includes accelerated amortization of $14.1 million for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Nine Months Ended
(amounts in millions)	September 27, 2025	September 28, 2024
Net cash (used in) provided by operating activities	$(37.7)	$78.0
Less: capital expenditures(1)	103.9	118.0
Free Cash Flow(1)	$(141.6)	$(40.0)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

(amounts in millions except Net Debt Leverage)	September 27, 2025	December 31, 2024
Total debt	$1,182.7	$1,183.4
Less: cash and cash equivalents	106.7	150.3
Net Debt(1)	$1,076.0	$1,033.1
Divided by trailing twelve months Adjusted EBITDA from continuing operations(2)	145.4	275.2
Net Debt Leverage(1)	7.4x	3.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Segment Results (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	September 27, 2025	September 28, 2024	% Variance
Net revenues from external customers
North America	$546.1	$677.9	(19.4)%
Europe	263.3	256.8	2.6%
Total Consolidated	$809.5	$934.7	(13.4)%
Adjusted EBITDA from continuing operations(1)
North America	$37.7	$74.8	(49.6)%
Europe	16.0	16.3	(1.3)%
Corporate and unallocated costs	(9.3)	(9.4)	(0.9)%
Total Consolidated	$44.4	$81.6	(45.6)%

	Nine Months Ended
(amounts in millions)	September 27, 2025	September 28, 2024	% Variance
Net revenues from external customers
North America	$1,632.4	$2,068.5	(21.1)%
Europe	776.8	811.3	(4.2)%
Total Consolidated	$2,409.2	$2,879.9	(16.3)%
Adjusted EBITDA from continuing operations(1)
North America	$87.9	$211.6	(58.4)%
Europe	43.7	51.2	(14.6)%
Corporate and unallocated costs	(26.4)	(27.6)	(4.5)%
Total Consolidated	$105.3	$235.2	(55.2)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”